                                 EXHIBIT 11.1
                                 CONNECT, INC.
        STATEMENT REGARDING COMPUTATION OF PROFORMA NET LOSS PER SHARE
                     (In thousands, except per share amounts)

                                                Three Months Ended    Nine Months Ended
                                                   September 30,         September 30,
                                             --------------------------------------------
                                                1996       1995        1996       1995
                                             ---------- ----------  ---------- ----------
Net Loss                                     $  (3,965) $  (4,033)  $ (13,092) $ (11,134)

Weighted average common shares                   9,737        378       3,552        379
         outstanding:

Shares related to SAB No. 64 and 83                  0     13,285       8,769     13,286
         (Topic 4, Sec. D)

Conversion of preferred stock to                 7,583      4,147       5,292      4,147
         common stock not included
         in shares related to SAB
         No. 64 and 83
         (Topic 4, Sec D)
                                             ---------  ---------   ---------  ---------
        Total shares used in                    17,320     17,810      17,613     17,812
        Pro forma net loss per share         =========  =========   =========  =========

Net Loss per share                           $   (0.23) $   (0.23)  $   (0.74) $   (0.63)
                                             =========  =========   =========  =========

* Not included as effects are anti-dilutive.